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                               [SEPS LETTERHEAD]

                                                                       EXHIBIT 5

                                      February 4, 1998

Response USA, Inc.
11-H Princess Road
Lawrenceville, New Jersey 08648

Ladies and Gentlemen:

    You have requested our opinion, as counsel for Response USA, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form SB-2 (the "Abbreviated Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), for the registration of 600,000 shares of common stock, par value $.008 per share, of the Company (the "Common Stock"), up to 90,000 shares of Common Stock to be issued solely to cover over-allotments, 60,000 warrants to be issued to the Gruntal & Co., L.L.C. (the "Gruntal Warrants") and 60,000 shares of Common Stock issuable upon exercise of the Gruntal Warrants (collectively, the "Shares") for an offering pursuant to Rule 462(b) under the Act. The Abbreviated Registration Statement relates to the same class of securities registered pursuant to the Company's Registration Statement on Form SB-2 (No. 333-37595) declared effective earlier today (the "Initial Registration Statement").

    The Abbreviated Registration Statement, together with the Initial Registration Statement, relates to an offering of 3,000,000 shares of Common Stock, up to 450,000 shares of Common Stock to be issued solely to cover over-allotments, 300,000 Gruntal Warrants and 300,000 shares of Common Stock issuable upon exercise of the Gruntal Warrants, all of which shares of Common Stock are being sold by the Company.

    We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. It is our opinion that, when there has been compliance with the Act and the applicable state securities laws, the Shares to be sold by the Company, when issued, delivered and paid for in the manner described in the form of Underwriting Agreement filed as Exhibit 1 to the Initial Registration Statement, will be legally issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Abbreviated Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Initial Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                      Very truly yours,

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                                           /s/ SQUADRON, ELLENOFF, PLESENT & SHEINFELD, LLP
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                                           Squadron, Ellenoff, Plesent & Sheinfeld, LLP
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